Exhibit 27(n) Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment No. 13 to Registration Statement No. 333-47717 of Lincoln Benefit Life Variable Life Account (the "Account") on Form N-6 of our report on the financial statements and the related financial statement schedules of Lincoln Benefit Life Company (the "Company") dated February 24, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for certain nontraditional long-duration contracts and for separate accounts in
2004), and to the use of our report dated March 24, 2005 on the financial statements of the sub-accounts of the Account, appearing in the Statement of Additional Information (which is incorporated by reference in the Prospectus of the Account), which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.



/s/ Deloitte & Touche LLP

Chicago, Illinois

April 13, 2005